FOR IMMEDIATE RELEASE

Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror	DataMirror	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Addresses the Benefits of Real-time Technology at
Software Business 2003

CEO Offers Industry Peers Strategies and Best Practices for Creating a Real-time Enterprise

MARKHAM, CANADA – (October 21, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, announced that its Chief Executive Officer, Nigel Stokes will address the benefits of real-time technology at the Software Business 2003 Conference today in Waltham, Mass. Executives from software companies across North America will gather to examine critical business and technology issues facing the software industry.

Stokes will highlight the advantages of real-time data integration in achieving operational efficiency and increased customer retention. Software providers, focused on practical applications, will learn how these real-time capabilities can be bundled with existing offerings to extend the value proposition for customers looking to realize greater ROI from their IT systems. In particular, Stokes will explore the importance of push-based integration technology in creating an environment that supports proactive decision making, intuitive customer interaction, and live, in-depth views of critical operational systems.

“The real-time enterprise is the model for IT and business operations, both now and in the future,” said Nigel Stokes, CEO, DataMirror. “As adoption of the real-time enterprise model increases, customers are seeking the tools necessary to align their infrastructures. The advantages of real-time data integration in complementing existing business applications are proven and provide customers with maximum efficiency and substantial competitive advantage.”

Stokes will address Software Business attendees today at 10:15 a.m. ET at the Westin Waltham-Boston in Waltham, Mass.

About Software Business 2003

Software Business 2003 focuses on current strategic business, financial and technology issues and growth opportunities facing executives and managers of software companies. This two-day conference serves owners, chief executives, presidents, vice presidents and division directors or department managers of leading and fast-growing software companies located throughout North America who are conducting business domestically and worldwide. The conference is organized by Software Business  magazine and produced by Webcom Communications Corp., the magazine's publisher. For more information, visit http://www.softwarebusinessonline.com.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,750 companies have gone live with DataMirror software including Debenhams, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.